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                                                                    EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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
                                          YEARS ENDED        SIX MONTHS ENDED
                                            JUNE 30,           DECEMBER 31,
                                      -------------------- ---------------------
                                        1996       1997       1996       1997
                                      --------- ---------- ---------- ----------
Weighted average shares outstanding.  2,833,133  4,128,231  4,127,633  4,044,375
Net effect of dilutive stock options
 based on the treasury stock method
 using the IPO price................     72,727     72,727     72,727     72,727
                                      --------- ---------- ---------- ----------
Total...............................  2,905,860  4,200,958  4,200,360  4,117,102
                                      --------- ---------- ---------- ----------
Pro forma net income................  $ 417,000 $7,542,000 $2,990,000 $3,531,000
                                      --------- ---------- ---------- ----------
Pro forma net income per share
 amount.............................  $    0.14 $     1.80 $     0.71 $     0.86
                                      ========= ========== ========== ==========
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